                                                                  Exhibit (a)(8)
FOR IMMEDIATE RELEASE
---------------------

                       Sunbeam Launches Tender Offers for
                      Signature Brands USA and First Alert

Del Ray Beach, FL, March 9, 1998 -- Sunbeam Corporation (NYSE:SOC) today announced that it had commenced on Friday, March 6, 1998 cash tender offers for Signature Brands USA, Inc. (NASDAQ:SIGB) and First Alert, Inc. (NASDAQ:ALRT) pursuant to merger agreements previously entered into with each company.

The tender offers are being made at a price of $8.25 per share in cash for Signature Brands and $5.25 per share in cash for First Alert. The offers and withdrawal rights are scheduled to expire at 12 midnight, New York City time on Thursday, April 2, 1998, unless the offers are extended by Sunbeam.

Shareholders wishing to accept the offers should tender their shares through The Bank of New York. Sunbeam has retained Morgan Stanley & Co. Incorporated as its financial advisor.

The offers are subject to the making of certain anti-trust filings and certain conditions, including the tender of a majority of the outstanding First Alert and Signature Brands shares.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offers are made only through the Offers to Purchase and related Letters of Transmittal. For information regarding the pricing, tender and delivery procedure and conditions of the tender offers, reference is made to the Offers to Purchase and related Letters of Transmittal and other related documents. Documents can be obtained by contacting Hill and Knowlton, Inc., the information agent for the tender offers, at (800) 755-3002.

For further information please call:

Rich Goudis, Vice President, Investor Relations, Sunbeam Corporation
(561) 243-2143

Donald Quatrella, Hill and Knowlton, Inc.
(212) 885-0447

Investor Services, The Bank of New York
(800) 507-9357

Alexandre J. Fuchs, Morgan Stanley & Co. Incorporated
(212) 761-6094